EXHIBIT 3.1

Amendment One to the Bylaws of Vision Global Solutions, Inc.
(A Nevada Corporation)

Article II, Section 4 of the Bylaws of Vision Global Solution, Inc. is hereby amended and restated to read in its entirety as follows:

A written notice of each meeting of shareholders shall be mailed to each shareholder having the right and entitled to vote at the meeting at the address as it appears on the records of the Corporation.  The meeting notice shall be mailed not less than 10 nor more than 60 days before the date set for the meeting. The notice shall state the time and place the meeting is to be held.  A notice of a special meeting shall also state the purposes of the meeting.  A notice of meeting shall be sufficient for that meeting and any adjournment of it.  If a shareholder transfers any shares after the notice is sent, it shall not be necessary to notify the transferee.  All shareholders may waive notice of a meeting at any time.

  In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

If no record date is fixed:

1.

The record date for determining shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

2.

The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed;

3.

The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.